AMENDMENT TO FUND PARTICIPATION AGREEMENT


      This Amendment to the Fund Participation Agreement ("Agreement") dated August 8, 1997, between Janus Aspen Series, an open-end management investment company organized as a Delaware business trust (the "Trust"), and ReliaStar Life Insurance Company of New York, a New York life insurance company (the "Company") is effective as of _______________, 1998.

                                    AMENDMENT

      For good and valuable consideration, the receipt of which is hereby acknowledged, the parties agree to amend the Agreement as follows:

      1. Schedule A of this Agreement shall be deleted and replaced with the attached Schedule A.

      2. All other terms of the Agreement shall remain in full force and effect.

      IN WITNESS WHEREOF, the parties have caused their duly authorized officers to execute this Amendment as of the date and year first above written.



RELIASTAR LIFE INSURANCE COMPANY
OF NEW YORK


By:____________________________

Name:
Title:


JANUS ASPEN SERIES


By:____________________________

Name:
Title:

                                   Schedule A
                    Separate Accounts and Associated Contracts


Name of Separate Account and the                      Contracts Funded
Date Established by Board of Directors                By Separate Account
--------------------------------------                -------------------

ReliaStar Bankers Variable Life Separate
Account I

ReliaStar Life Insurance Company of New York          #85-499
Variable Annuity Separate Account II
Established June 15, 1998